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                                                                       Exhibit 3

                                                                  March 22, 2000

Dear Shareholder:

    We are pleased to inform you that on March 12, 2000, Boise Cascade Office Products Corporation ("BCOP") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Boise Cascade Corporation ("Parent") and Boise Acquisition Corporation, a wholly owned subsidiary of Parent ("Purchaser"). The Merger Agreement provides for the acquisition of all of the outstanding shares of BCOP's common stock not held by Parent or any of its subsidiaries.

    Parent, through Purchaser, has commenced a cash tender offer (the "Offer") to purchase all of the outstanding shares of BCOP's common stock not held by Parent for $16.50 in cash, without interest, subject to the terms and conditions of the Offer. Consummation of the Offer is subject to, among other things, at least a majority of the outstanding shares of the common stock of BCOP not held by Parent being validly tendered and not withdrawn prior to the expiration of the Offer.

    After Purchaser successfully completes the Offer, subject to the terms and conditions contained in the Merger Agreement, Purchaser will be merged with and into BCOP (the "Merger"), with BCOP as the surviving corporation. At the effective time of the Merger, each remaining issued and outstanding share of BCOP's common stock (other than shares owned by Parent or Purchaser) will be converted into the right to receive $16.50 in cash, subject to dissenters' rights.

    YOUR BOARD OF DIRECTORS, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF OUR COMMITTEE OF INDEPENDENT DIRECTORS (THE "SPECIAL COMMITTEE"), HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THAT AGREEMENT, INCLUDING THE OFFER AND THE MERGER. THE SPECIAL COMMITTEE HAS ALSO DETERMINED THAT THE TERMS OF THE MERGER AND THE OFFER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF BCOP'S SHAREHOLDERS (OTHER THAN PARENT AND PURCHASER), AND RECOMMENDS BCOP'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    In arriving at their recommendations, the Special Committee and BCOP's Board of Directors gave careful consideration to the factors described in the enclosed Offer to Purchase. BCOP's Solicitation/Recommendation Statement on
Schedule 14D-9, which is also enclosed, incorporates the Offer by reference. Each of these documents has been filed with the Securities and Exchange Commission. Among the factors the Special Committee and the BCOP Board considered was the written opinion of Credit Suisse First Boston Corporation, the Special Committee's financial advisor, that subject to the assumptions, factors and limitations set forth in that opinion, the $16.50 per share in cash to be received by the shareholders of BCOP in the Offer and the Merger is fair to the holders of BCOP common stock (other than Parent and its affiliates) from a financial point of view. Additional information with respect to the Special Committee's and the Board's recommendations and the background of the transaction is contained in the Offer to Purchase.

    In addition to the Offer to Purchase and the Schedule 14D-9, enclosed are various materials relating to the Offer, including a Letter of Transmittal to be used for tendering Shares in the Offer if you are the record holder of Shares. The Offer to Purchase and the related materials set forth the terms and conditions for the Offer and provide instructions on how to tender your Shares. If you need assistance with the tendering of your Shares, please contact the information agent for the Offer, D.F. King & Co., Inc. at its address or telephone number appearing on the back cover of the Offer to Purchase or contact Boise Cascade's Shareholder Services Department at (800) 544-6473. WE URGE YOU TO READ AND CONSIDER THE ENCLOSED MATERIALS CAREFULLY BEFORE MAKING YOUR DECISION WITH RESPECT TO TENDERING YOUR SHARES.

    On behalf of the Board of Directors, management and associates of BCOP, I thank you for your support.

                                          Very truly yours,

                                          /s/ CHRISTOPHER C. MILLIKEN
                                          Christopher C. Milliken
                                          President and Chief Executive Officer